Exhibit 5.1

PORTER, WRIGHT, MORRIS & ARTHUR LLP
41 South High Street
Columbus, Ohio 43215-6194
Telephone: 614/227-2000
Facsimile: 614/227-2100

May 9, 2017

Navidea Biopharmaceuticals, Inc.
5600 Blazer Parkway, Suite 200
Dublin, Ohio 43017

Re: Registration Statement on Form S-8
       Navidea Biopharmaceuticals, Inc. 401(k) Plan and Trust (the “Plan”)

Ladies and Gentlemen:

We have acted as counsel for Navidea Biopharmaceuticals, Inc., a Delaware corporation (“Navidea”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”), filed by Navidea with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the registration of 500,000 shares of Navidea Common Stock, $.001 par value (the “Shares”), to be issued under the Plan.

In connection with this opinion, we have examined such corporate records, documents and other instruments of the registrant as we have deemed necessary. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic, and that all copies of documents submitted to us conform to the originals.

We have relied as to certain matters of fact on information and representations obtained from representatives of Navidea.

Based on the foregoing, we are of the opinion that, to the extent the Shares are newly issued shares of Navidea’s Common Stock, $.001 par value, the Shares will, when issued and paid for in accordance with the provisions of the Plan, be legally issued, fully paid and nonassessable, and entitled to the benefits of the Plan.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Porter, Wright, Morris & Arthur LLP

PORTER, WRIGHT, MORRIS & ARTHUR LLP